Exhibit (g)(2)

EXHIBIT B

to the Custody Agreement

Fund Names

Separate Series of Amplify ETF Trust

Name of Series

Amplify Top 10™ Quantum ETF

Amplify Top 10™ Space ETF

Amplify Top 10™ Robotics ETF

Amplify Top 10™ Asia Memory ETF